Exhibit 3.1   Articles of Incorporation

ARTICLES OF INCORPORATION

ARTICLE I

The name of the corporation is New Global Energy, Inc.

ARTICLE II

The name  and address of  the registered agent  of the corporation is WyomingRegisteredAgent.com, Inc.  1621 Central Avenue,  Cheyenne, Wyoming  82001

ARTICLE III

The principal office of the corporation is located at 1621 Central Avenue,  Cheyenne, Wyoming  82001.

ARTICLE IV

The corporation will have the authority to issue 100,000,000 Common Shares with $0.0001 Par Value.

ARTICLE V

Neither the Board of Directors of the corporation nor the Officers of the corporation are liable under a judgment, decree or order of a court, or in any other manner, for debt, obligation or liability of the corporation.

ARTICLE VI

The name and address of the incorporator of the corporation is WyomingRegisteredAgent.com, Inc. 1621 Central Avenue, Cheyenne, WY  82001.

             /S/  Jason DeBraal

_________________________________

1/17/2012

Jason DeBraal

Date

Vice President

WyomingRegisteredAgent.com, Inc.

Received

Jan 18 2012

Secretary of State

Wyoming

Max Maxfield, WY  Secretary of State

FILED:  01/24/2012 03:40 PM

ID 2012-000615255